Exhibit 99.1 June 26, 2007 Court Order

IN THE CIRCUIT COURT OF THE TWELFTH JUDICIAL CIRCUIT,
IN AND FOR SARASOTA COUNTY, FLORIDA
CIVIL DIVISION

ALPHA CAPITAL ANSTALT;
HARBORVIEW MASTER FUND L.P. ;
MONARCH CAPITAL FUND, LTD;
ELLIS INTERNATIONAL, L.P.;
OSHER CAPITAL PARTNERS, LLC, and;
BRIO CAPITAL, L.P.,

Plaintiffs,

v.   CASE NO. 2007-CA-007090-NC

BRAVO! BRANDS, INC., formerly known as,
BRAVO! FOODS INTERNATIONAL CORP.,

Defendant.
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ORDER GRANTING APPROVAL OF SETTLEMENT AGREEMENT

This matter having come before me for consideration to approve the Settlement Agreement and Release entered into as of June 25, 2007 (the “Settlement Agreement”) between Plaintiffs, ALPHA CAPITAL ANSTALT; HARBORVIEW MASTER FUND L.P.; MONARCH CAPITAL FUND, LTD.; ELLIS INTERNATIONAL, L.P.; OSHER CAPITAL PARTNERS, LLC, and; BRIO CAPITAL, L.P., (“ALPHA; HARBORVIEW; MONARCH; ELLIS; OSHER AND BRIO”) and Defendant, BRAVO! BRANDS, INC., formerly known as, BRAVO! FOODS INTERNATIONAL CORP (“Bravo!”) and, collectively with Alpha, Harborview, Monarch, Ellis, Osher and Brio (the “Parties”), and the Court having held a hearing as to the fairness of the terms and conditions of the Settlement Agreement and being otherwise fully advised in the premises, the Court hereby finds as follows:

        1. The Court has been advised that the Parties intended that the sale of the Settlement Shares (as defined by the Settlement Agreement, and hereinafter, the “Settlement Shares”) to, and the resale of the Settlement Shares by, Alpha, Harborview, Monarch, Ellis, Osher, Capital and Brio within the United States of America, assuming satisfaction of all other applicable securities laws and regulations, will be exempt from registration under the Securities Act of 1933 (the “Securities Act”) in reliance upon Section 3(a)(10) of the Securities Act based upon the Court’s finding herein that the terms and conditions of the issuance of the Settlement Shares by Bravo! to Alpha, Harborview, Monarch, Ellis, Osher, Capital and Brio are fair to Alpha, Harborview, Monarch, Ellis, Osher, Capital and Brio;

2. The hearing having been scheduled upon the consent of Alpha, Harborview, Monarch, Ellis, Osher, Capital, Brio and Bravo! Alpha, Harborview, Monarch, Ellis, Osher, Capital and Bravo! have had adequate notice of the hearing and Alpha, Harborview, Monarch, Ellis, Osher, Capital and Brio are the only parties to whom Settlement Shares will be issued pursuant to the Settlement Agreement;

3. The terms and conditions of the issuance of the Settlement Shares in exchange for the release of certain claims as set forth in the Settlement Agreement are fair to Alpha, Harborview, Monarch, Ellis, Osher, Capital and Brio, the only party to whom the Settlement Shares will be issued;

4. The fairness hearing was open to Alpha, Harborview, Monarch, Ellis, Osher, Capital and Brio. Alpha, Harborview, Monarch, Ellis, Osher, Capital and Brio were represented by counsel at the hearing who acknowledged that adequate notice of the hearing was given and consented to the entry of this order.

It is therefore, ORDERED AND ADJUDGED that the Settlement Agreement is hereby approved as fair to the parties to whom the settlement shares will be issued, within the meaning of Section 3(a)(10), of the Securities Act and that sale of the Settlement Shares to, and the resale of the Settlement Shares in the United States of America by, Alpha, Harborview, Monarch, Ellis, Osher, Capital and Brio, assuming satisfaction of all other applicable securities laws and regulations, will be exempt from registration under the Securities Act.

SO ORDERED this _______ day of June, 2007.

[ORIGINAL SIGNED JUN 26 2007 BOB McDONALD CIRCUIT JUDGE] ________________________________ ROBERT W. McDONALD, JR. CIRCUIT JUDGE

cc:   Michael Raterink, Esquire
Robert E. Turffs, Esquire